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NEWS RELEASE

Contact:  Raymond J. Pacini, Chief Executive Officer, (949) 250-7781


               CALIFORNIA COASTAL COMMUNITIES ANNOUNCES AGREEMENT TO

                  REPURCHASE AN ADDITIONAL 11% OF ITS COMMON STOCK


     IRVINE, California, April 9, 1999 - California Coastal Communities, Inc. (NASDAQ: CALC) announced today that the Company has entered into an option agreement with Wheelabrator Technologies Inc. to repurchase approximately 1.23 million shares of its common stock at a cost of $5.75 per share, or approximately $7.1 million, in an unsolicited private transaction. Under the terms of the agreement, either party has the right to cause the purchase and sale of the shares to occur at any time during the exercise period between June 1 and June 30, 1999.

     Raymond J. Pacini, President and Chief Executive Officer of California Coastal Communities commented, "Upon completion of this transaction, the Company will have repurchased, in the aggregate, over 1.7 million shares representing approximately 14.3% of the Company's outstanding shares. The Board of Directors continues to believe the Company's stock is significantly undervalued and that retiring shares at a discount to recent trading prices will realize a substantial value for shareholders."

     The Company is a residential land development and homebuilding company which holds a large residential land inventory in Southern California. The Company's principal subsidiaries are Signal Landmark, which owns Warner Mesa, a 200 acre master-planned community of up to 1,235 homes adjacent to the Pacific Ocean and overlooking the Bolsa Chica wetlands in Orange County, CA; and Hearthside Homes, Inc., the fifth largest homebuilder in Orange County, currently building a 1,200 home master-planned community in Aliso Viejo, CA and 112 homes at the Company's Rancho San Pasqual master-planned golf course community in Escondido, CA.


      SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
                                       OF 1995.

     Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

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